Exhibit 99.1

Hawthorn Bancshares Announces 3rd Quarter Earnings
Lee’s Summit, MO
November 6, 2007

Hawthorn Bancshares of Lee’s Summit, MO (NASDAQ: HWBK), a financial services holding company, announced today third quarter earnings of $0.51 per diluted share, down 25% from diluted earnings per share of $0.68 a year ago.

Net income for the three months ended September 30, 2007 of $2,137,000 decreased $721,000 when compared to the third quarter of 2006.

For the nine months ended September 30, 2007, Hawthorn Bancshares earned $1.61 per diluted share, down 20% from diluted earnings per share of $2.02 a year ago. Net income for the nine months ended September 30, 2007 of $6,807,000 decreased $1,674,000 when compared to the first nine months of 2006.

In commenting on earnings performance, Chairman & CEO James E. Smith said “In October, we completed a key component of our strategic plan by bringing the last of our four subsidiary banks to a single operating platform under the newly branded Hawthorn Bank banner. I am very pleased with our entire staffs’ efforts in setting a strong foundation upon which Hawthorn Bank can build on. We knew that consolidation related expenses were going to be sizable in 2007 and our current performance reflects not only a tightening net interest margin, but also many costs associated with our internal restructuring.”

To summarize the Company’s performance for the nine months ended September 30, 2007 compared to the same period in 2006, net interest income decreased $1,472,000 (5%) due to tightening of the net interest margin; the provision for loan losses decreased $324,000 (35%); non-interest income increased $977,000 (15%) due in large part to proceeds received from sale of two of the Company’s charters; and other non-interest expense increased $2,489,000 (11%). The majority of the non-interest expense increase is attributed to implementation of the Company’s strategic plan which included adding additional staff to execute key growth initiatives and legal & professional fees associated with the consolidation and rebranding effort.

For the three months ended September 30, 2007, return on average equity was 7.79% and return on average assets was 0.72% compared to 11.19% and 0.99% respectively for the same period in 2006. For the nine months ended September 30, 2007, return on average equity was 8.50% and return on average assets was 0.79% compared to 11.37% and 0.99% respectively for the same period in 2006.

Comparing September 30, 2007 balances to December 31, 2006, total assets increased 3.8% to $1,185,615,000. Total loans grew 8.7% to $882,890,000, while investment securities decreased 4.8% to $180,638,000. Total deposits increased 2.9% to $925,960,000. During the same period, stockholders’ equity increased 4.9% to $110,132,000 or 9.3% of total assets.

About Hawthorn Bancshares

Hawthorn Bancshares, Inc., a financial-bank holding company headquartered in Lee’s Summit, Missouri, is the parent company of Hawthorn Bank of Jefferson City with locations in Lee’s Summit, Springfield, Branson, Independence, Raymore, Columbia, Clinton, Windsor, Collins, Osceola, Warsaw, Belton, Drexel, Harrisonville, California, Tipton and St. Robert.

Statements made in this press release that suggest Hawthorn Bancshares’ or management’s intentions, hopes, beliefs, expectations, or predictions of the future include “forward-looking statements” within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the company’s quarterly and annual reports filed with the Securities and Exchange Commission.

Contact:	Kathleen Bruegenhemke Senior Vice President, Investor Relations TEL: 573.761.6100 FAX: 573.761.6272 www.HawthornBancshares.com

FINANCIAL SUMMARY
(unaudited)

Balance sheet information:	September 30, 2007	December 31, 2006
Loans, net of allowance
for loan losses	$873,671,621	$803,297,381
Debt and equity securities	180,638,084	189,773,310
Total assets	1,185,614,607	1,142,711,897
Deposits	925,960,026	899,864,734
Stockholders’ equity	110,132,232	104,944,590
Three Months		Three Months
Statement of income information:	Ended Sept. 30, 2007	Ended Sept. 30, 2006
Total interest income	$18,992,167	$18,314,465
Total interest expense	9,666,926	8,589,462
Net interest income	9,325,241	9,725,003
Provision for loan losses	225,000	300,000
Noninterest income	2,095,181	2,216,573
Noninterest expense	8,161,173	7,481,919
Income before taxes	3,034,249	4,159,657
Income taxes	897,262	1,301,172
Net income	2,136,987	2,858,485
Nine Months		Nine Months
Statement of income information:	Ended Sept. 30, 2007	Ended Sept. 30, 2006
Total interest income	$55,160,022	$53,037,152
Total interest expense	27,614,064	24,019,054
Net interest income	27,545,958	29,018,098
Provision for loan losses	604,216	928,000
Noninterest income	7,468,391	6,491,664
Noninterest expense	24,740,315	22,250,978
Income before taxes	9,669,818	12,330,784
Income taxes	2,863,136	3,850,507
Net income	6,806,682	8,480,277